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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Form F-1 of Molino Cañuelas S.A.C.I.F.I.A. of our report dated March 27, 2017, except with respect to our opinion on the consolidated combined financial statements insofar as it relates to the acquisition of the packaging business of Cañuelas Pack S.A. described in Note 1.2 as to which the date is April 1, 2017, relating to the financial statements of Molino Cañuelas S.A.C.I.F.I.A., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" and "Selected Consolidated Combined Financial Data" in such Registration Statement.

Price Waterhouse & Co. S.R.L.

/s/ MARCELO DE NICOLA
Marcelo de Nicola Partner

Buenos Aires, Argentina
March 27, 2017

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  Exhibit 23.1